Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Confidential

COMMERCIAL LICENSE AGREEMENT

This Commercial License Agreement (“Agreement”) is entered into effective August 3, 2018 (“Effective Date”) by TeneoBio, Inc. (“TeneoBio”), having its principal place of business at 1490 O’Brien Drive, Suite D, Menlo Park, CA 94025, and Poseida Therapeutics, Inc. (“Licensee”), having its principal place of business at 4242 Campus Point Court, #700, San Diego, CA 92121. In consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. Definitions.

1.1 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another entity if it owns more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or if it has the actual power, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

1.2 “Agents” has the meaning set forth in Section 11.

1.3 “Antibody(ies)” means a molecule or a gene encoding a molecule comprising or containing one or more human immunoglobulin variable domains, or parts of such domains or any existing or future fragments, variants, fusion proteins, modifications or any derivatives of such domains, where such variable domains were generated by or on behalf of TeneoBio (a) for Licensee pursuant to Section 2 by immunizing UniRat organisms with a Target or (b) pursuant to an internal TeneoBio program as described in Section 2.2.

1.4 “Available” means that at the applicable time, TeneoBio has not granted to any Third Party a license or an option to license any antibodies (or fragments, variants or modifications thereof) directed to the applicable Target for use in […***…].

1.5 “Blind Target” has the meaning set forth in Section 2.1.

1.6 “CAR Cell” means a […***…].

1.7 “CAR Product” means a […***…].

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1.8 “Commercial Option” has the meaning set forth in Section 4.

1.9 “Commercial Option Period” means, with respect to a particular Poseida Selected Target or TeneoBio Internal Target, the period beginning on the Effective Date and ending […***…] months after TeneoBio delivers the applicable Data Package for such Target.

1.10 “Commercially Reasonable Efforts” means performing in such a manner as a company […***…].

1.11 “Confidential Information” has the meaning set forth in Section 7.1.

1.12 “Data Package” has the meaning set forth in Section 2.3.

1.13 “Delivered Antibodies” has the meaning set forth in Section 2.1.

1.14 “Disclosing Party” has the meaning set forth in Section 7.1.

1.15 “Field” means CAR Cell therapeutic uses.

1.16 “First Commercial Sale” means, with respect to any country, the first sale of a CAR Product to any Third Party end user in such country after Regulatory Approval is granted with respect to such country for such CAR Product.

1.17 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.18 “Indemnified Party” has the meaning set forth in Section 9.3.

1.19 “Indemnifying Party” has the meaning set forth in Section 9.3.

1.20 “Initial Release” has the meaning set forth in Section 12.9.

1.21 “Licensee Indemnitee” has the meaning set forth in Section 9.1.

1.22 “Losses” has the meaning set forth in Section 9.1.

1.23 “Net Sales” means the gross amounts invoiced by Licensee, its Affiliates, and each of its and their Sublicensees (each, a “Selling Party”) for sale of a particular CAR Product to a Third Party (the “Gross Sales Price”), less the following deductions […***…]

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[…***…]. A Selling Party may sell (or give away) any CAR Product for less than fair market value, provided fair market value, as reasonably agreed by the parties, will be deemed to have been collected by such Selling Party in connection with such sale; the foregoing does not apply to Compassionate Use (described below).

Sales between Licensee and its Affiliates or Sublicensees shall be excluded from the calculation of Net Sales and no payments will be payable on such sales except where such Affiliates or Sublicensees are end users.

Notwithstanding the foregoing, if a Selling Party supplies CAR Products for use in clinical trials or under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs where the Selling Party agrees to forego a normal profit margin for patient benefit (collectively, “Compassionate Use”) for less than fair market value, then with respect to such Compassionate Use, “Net Sales” shall include only the amounts actually received by a Selling Party in connection with such Compassionate Use above the cost of goods.

If a CAR Product is commercialized in combination with one or more products that are themselves not CAR Products for a single price, or if a CAR Product contains a CAR Cell and one or more other active pharmaceutical ingredients, the Net Sales for such CAR Product shall […***…]

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[…***…].

1.24 “Non-TeneoBio Rights” has the meaning set forth in Section 5.2.

1.25 “Notice Period” has the meaning set forth in Section 10.3.

1.26 “Person” means any person or entity.

1.27 “Phase I Trial” means any human clinical trial of a CAR Product that satisfies the requirements of 21 C.F.R. 312.21(a), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.28 “Phase II Trial” means a well-controlled clinical trial designed to evaluate clinical efficacy and safety of a CAR Product, for one or more indications, as well as to obtain an indication of the dosage regimen required, or a trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(b), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.29 “Phase III Trial” means a pivotal clinical trial designed to be used to establish safety and efficacy of a CAR Product as a basis for obtaining Regulatory Approval in the applicable country where such clinical trial takes place, or a trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(c), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.30 “Poseida Selected Target” has the meaning set forth in Section 2.1.

1.31 “Product Infringement” has the meaning set forth in Section 5.6(a).

1.32 “Receiving Party” has the meaning set forth in Section 7.1.

1.33 “Recipients” has the meaning set forth in Section 7.2.

1.34 “Regulatory Approval” means, with respect to a country, the grant of all approvals (including all applicable pricing and governmental reimbursement approvals) required from the relevant regulatory authority(ies), required to market and sell a CAR Product labeled for the prevention or treatment of a human disease, state or condition in such country.

1.35 “Reverted Antibody” means a Selected Antibody for which the rights have reverted to TeneoBio upon Licensee’s replacement thereof with a Delivered Antibody pursuant to Section 2.4.

1.36 “Royalty Term” means, on a CAR Product-by-CAR Product and country-by-country basis, the period beginning on the First Commercial Sale of such CAR Product in such country and ending on the later of (a) ten (10) years after the First Commercial Sale of such

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CAR Product in such country, or (b) the expiration of the last Valid Claim claiming the composition of matter of the Selected Antibody in such CAR Product in such country. For clarity, if there is no such Valid Claim for a CAR Product in a country, then the royalty reduction set forth in Section 6.6 shall apply to royalties on Net Sales of such CAR Product in such country.

1.37 “Rules” has the meaning set forth in Section 12.8.

1.38 “Selected Antibodies” has the meaning set forth in Section 2.4.

1.39 “Sublicensee” means a Third Party to whom Licensee or its Affiliate has granted a sublicense under the licenses granted in Section 5.2(b) to sell CAR Products and any sublicensees of such Third Party under such licenses.

1.40 “Target” means any molecule within a living organism to which an antibody or receptor may bind, as selected by Licensee pursuant to Section 2.1 or 2.2.

1.41 “Target Option Period” means, with respect to a particular Target, the period beginning on the Effective Date and ending on the earlier of (a) Licensee’s exercise of its Commercial Option for Selected Antibodies directed to such Target, or (b) the date such Commercial Option expires (i.e., expiration of the applicable Commercial Option Period).

1.42 “Target Exclusivity Option” has the meaning set forth in Section 6.2.

1.43 “Taxes” has the meaning set forth in Section 6.9.

1.44 “TeneoBio Indemnitee” has the meaning set forth in Section 9.2.

1.45 “TeneoBio Internal Target” has the meaning set forth in Section 2.2.

1.46 “TeneoBio Patents” means all patents and patent applications owned by TeneoBio within the TeneoBio Technology that cover one or more Selected Antibodies, regardless of whether such patent application was filed before or after Licensee’s exercise of its Commercial Option for the applicable Selected Antibody.

1.47 “TeneoBio Technology” means all know-how, patents and patent applications owned or in-licensed by TeneoBio as of the Effective Date or during the Term that cover or are embodied in any Delivered Antibody (including the composition, expression, manufacture or use thereof) and are necessary to the development, manufacture or commercialization of any CAR Cell or CAR Product within the Field. The patents and published patent applications included in the TeneoBio Technology as of the Effective Date are set forth on Exhibit A. Notwithstanding anything to the contrary, in no event shall TeneoBio Technology include any rights necessary or useful to antibody generation technology or the genetic engineering of animals.

1.48 “Term” has the meaning set forth in Section 10.1.

1.49 “Third Party” means any Person other than TeneoBio or Licensee or their respective Affiliates.

1.50 “Third Party Claims” has the meaning set forth in Section 9.1.

1.51 “UniRat” means a rat that has been genetically modified by or on behalf of TeneoBio to express heavy chain antibodies without a light chain.

1.52 “Upfront Fee” has the meaning set forth in Section 6.1.

1.53 “Valid Claim” means a claim of an issued and unexpired patent or pending patent application in the TeneoBio Technology that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that if a particular pending claim has not issued within […***…] years after its earliest priority date, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted patent.

1.54 “Work Plan” means the work plan for the generation of Antibodies directed to a Target as mutually agreed by the Parties, the template of which is set forth on Exhibit B.

2. Antibody Generation and Selection.

2.1 Poseida Selected Targets. Licensee shall have the right, at any time and from time to time within the […***…] year period following the Effective Date, to (a) request that TeneoBio prepare a Work Plan for a particular Target provided by Licensee pursuant to subsection (b) below, which Work Plan the Parties will use reasonable efforts to prepare and finalize promptly after such request, and (b) provide TeneoBio with up to […***…] Targets for TeneoBio to use to immunize UniRats in accordance with the applicable Work Plans (each, a “Poseida Selected Target”). TeneoBio shall immunize UniRats with such Targets in accordance with the Work Plans to produce between […***…] Antibodies per Target to deliver to Licensee (the “Delivered Antibodies”). Licensee may elect not to disclose to TeneoBio the identity of up to […***…] of the Poseida Selected Targets (each, a “Blind Target”) upon providing such Blind Targets to TeneoBio; provided that Licensee shall disclose the identity of a Blind Target prior to exercising either (i) the Target Exclusivity Option for such Blind Target pursuant to Section 3 or (ii) the Commercial Option for a Selected Antibody directed to such Blind Target pursuant to Section 4, whichever occurs first. Licensee agrees that it shall not provide […***…]. Licensee shall disclose the identity of all other Poseida Selected Targets upon providing such Targets to TeneoBio. Upon Licensee’s disclosure of the identity of any potential Poseida Selected Target to TeneoBio prior to the commencement of activities under a Work Plan, TeneoBio shall notify Licensee if such Target is not Available, and at Licensee’s option, such Target will not be a Poseida Selected Target (and will not count against the […***…] Poseida Selected Targets).

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2.2 TeneoBio Internal Targets. TeneoBio shall, promptly after the Effective Date and as provided in the following sentence, provide Licensee with a list of targets for which TeneoBio has previously generated Antibodies pursuant to an internal TeneoBio program, which Antibodies TeneoBio intends to license to a Third Party for use in a […***…] (each, a “TeneoBio Internal Target”). During the […***…]-year period after the Effective Date, TeneoBio shall from time to time provide an updated list of TeneoBio Internal Targets to Licensee after conducting any additional internal TeneoBio programs. At any time within […***…] years after the Effective Date, Licensee shall have the right to select a TeneoBio Internal Target and to request that TeneoBio deliver the previously generated Antibodies, selected by TeneoBio in its sole discretion, directed to such TeneoBio Internal Target and satisfying the criteria set forth on Exhibit C. TeneoBio shall deliver such Antibodies promptly after Licensee’s request. Licensee may also request that TeneoBio generate new Antibodies against a TeneoBio Internal Target and, subject to the parties’ mutual written agreement, the parties may enter into a Work Plan to generate Antibodies directed to a TeneoBio Internal Target. All Antibodies delivered by TeneoBio pursuant to this Section 2.2 shall be deemed Delivered Antibodies.

2.3 Delivered Antibodies. Subject to Licensee’s payment of the Upfront Fee (defined below) in full, upon TeneoBio’s completion of the activities set forth in the applicable Work Plan (or upon delivery for previously generated Delivered Antibodies directed to a TeneoBio Internal Target), TeneoBio shall provide to Licensee the complete amino acid sequence of the Delivered Antibodies, as well as all the data, results and reports generated by or on behalf of TeneoBio related to the Delivered Antibodies that are relevant to Licensee’s evaluation thereof (the “Data Package”). The Delivered Antibodies are provided to Licensee for the sole purpose of permitting Licensee to determine whether to exercise the applicable Commercial Option and to select the Selected Antibodies (defined below), and for no other purpose whatsoever; further, Licensee shall not permit any of its Affiliates or any Third Party to access or use the Delivered Antibodies prior to exercise of the applicable Commercial Option, except for contractors conducting activities on behalf of Licensee who are under written obligations of confidentiality and restrictions on use of the Delivered Antibodies.

2.4 Selection of Antibodies. Prior to the expiration of the Commercial Option Period, Licensee may select to license pursuant to Section 5.2(b) up to […***…] Delivered Antibodies for each TeneoBio Internal Target and for each Poseida Selected Target (collectively, the “Selected Antibodies”), and shall promptly inform TeneoBio of its selection. After such selection, Licensee shall promptly thereafter properly destroy the remaining Delivered Antibodies for such Target. TeneoBio shall provide all assistance reasonably requested by Licensee during the Commercial Option Period in connection with its selection of Selected Antibodies. At any time after its exercise of the Commercial Option for a particular Target, Licensee may elect to replace a Selected Antibody for such Target with a Delivered Antibody for such Target that is not at such time a Selected Antibody. To make such replacement, Licensee shall notify TeneoBio of its interest in a particular Delivered Antibody, and within […***…] business days thereafter, TeneoBio shall notify Licensee whether such Delivered Antibody has been licensed to a Third Party (or a Third Party has been granted an option to license such Delivered Antibody) for use in a cell therapy product containing a cell expressing a chimeric antigen receptor including such antibodies, fragments, variants or modifications. Promptly after

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receipt of such notice, if the applicable Delivered Antibody has not been licensed to a Third Party (and a Third Party has not been granted an option to license such Delivered Antibody) for use in a cell therapy product containing a cell expressing a chimeric antigen receptor including such antibodies, fragments, variants or modifications, Licensee may elect to replace a specific Selected Antibody with such Delivered Antibody by written notice to TeneoBio. Upon TeneoBio’s receipt of such election notice from Licensee, all rights in the replaced Selected Antibody shall revert to TeneoBio and such Selected Antibody will be deemed a Reverted Antibody subject to Section 5.7 below, and the newly selected Delivered Antibody will be deemed a Selected Antibody. Licensee may make such replacement for any number of Selected Antibodies for each Target.

2.5 Firewall Procedures. During the Commercial Option Period for each Target, TeneoBio shall not and shall ensure that each of its Affiliates do not, on its own or through Third Parties, use, research, develop, publish, commercialize, or sell the Delivered Antibodies directed to such Target or their sequences, or any information generated under the Work Plan related specifically to such Delivered Antibodies, shall treat any such information as Confidential Information of Licensee subject to Section 7, shall not license such Delivered Antibodies to any Third Party and shall ensure all such Delivered Antibodies and their sequences shall be firewalled and fully segregated from any materials generated, used or otherwise shared by TeneoBio with, for, or on behalf of any Third Parties.

3. Target Exclusivity.

3.1 During the Target Option Period, Licensee shall have the option to obtain Target Exclusivity (defined below) for up to […***…] Poseida Selected Targets, provided Target Exclusivity is Available at the time of Licensee’s election thereof (the “Target Exclusivity Option”). “Target Exclusivity” means that, with respect to a Poseida Selected Target, TeneoBio and its Affiliates shall not license to a Third Party, or, on its own or through Third Parties, research (other than immunization services against unknown targets as and to the extent permitted in Section 5.4), develop, commercialize, or sell an antibody or other protein or peptide directed to such Poseida Selected Target for use in a cell therapy product containing a cell expressing a chimeric antigen receptor including such antibody or other protein or peptide.

3.2 Prior to exercising the Target Exclusivity Option for a Poseida Selected Target, Licensee shall provide notice to TeneoBio identifying the applicable Poseida Selected Target, and TeneoBio shall promptly, and in any event within […***…] days, inform Licensee whether Target Exclusivity is Available for such Poseida Selected Target. For clarity, if Licensee wishes to exercise the Target Exclusivity Option for a Blind Target, Licensee shall be obligated to disclose the identity of such Blind Target prior to exercising Target Exclusivity for such Target. If Target Exclusivity is not Available for a particular Poseida Selected Target, then Licensee may not exercise the Target Exclusivity Option for such Target, and such Target will not count toward the […***…]-Target maximum in Section 3.1.

3.3 In order to exercise the Target Exclusivity Option for a particular Poseida Selected Target, Licensee shall pay in full the initial Target Exclusivity Fee set forth in Section 6.2. In order to maintain Target Exclusivity after the […***…] of such exercise, Licensee must pay the applicable Target Exclusivity Fees, as described in Section

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6.2. Upon Licensee’s exercise of the Target Exclusivity Option with respect to a particular Poseida Selected Target, Licensee’s Target Exclusivity rights with respect to such Poseida Selected Target shall continue until the earliest of (a) the date Licensee notifies TeneoBio of its election not to exercise its Commercial Option for any Selected Antibodies directed to such Target, (b) the date such Commercial Option expires unexercised, or (c) Licensee’s failure to pay the Target Exclusivity Fees for such Target Exclusivity when any installment thereof is due.

4. Commercial Option. During the applicable Commercial Option Period, for each Poseida Selected Target and each TeneoBio Internal Target selected by Licensee under Section 2.2, Licensee shall have the exclusive option to elect to receive an exclusive license (as described in Section 5.2) to all Selected Antibodies for such Target (the “Commercial Option”). In order to exercise the Commercial Option for a particular Target, Licensee shall provide notice to TeneoBio during the Commercial Option Period and pay the Commercial Option Exercise Fee set forth in Section 6.3. If Licensee elects to exercise the Commercial Option for any Blind Target, Licensee shall be obligated to disclose the identity of such Blind Target prior to exercising the Commercial Option. Prior to exercising the Commercial Option for any Target, Licensee shall notify TeneoBio of its intent to exercise such Commercial Option, and TeneoBio will have […***…] business days to provide, in each case as applicable to such Target and Selected Antibodies directed to such Target, (i) an updated Exhibit A and (ii) a schedule of exceptions to the representations and warranties in Section 8.2 as TeneoBio determines are necessary to make such representations and warranties true and accurate as of the date of delivery of such schedule to Licensee. Licensee will thereafter determine, in its sole discretion, whether or not to exercise such Commercial Option.

5. Intellectual Property Rights.

5.1 Ownership of Antibodies. As between the parties, TeneoBio owns and shall own all Antibodies (including Selected Antibodies) generated or first invented by or on behalf of TeneoBio, and all intellectual property rights therein, and, except as expressly set forth herein, has the exclusive right to prosecute and maintain patent protection thereon.

5.2 Commercial License Rights. Subject to the terms and conditions of this Agreement, TeneoBio hereby grants to Licensee an exclusive, perpetual, worldwide, royalty-bearing, sublicenseable through multiple tiers, non-transferrable (except in accordance with Section 12.2) license under the TeneoBio Technology (a) to make, have made and use Delivered Antibodies and CAR Cells during the Commercial Option Period for the purpose of determining which Delivered Antibodies to select as Selected Antibodies and whether to exercise the applicable Commercial Option, and (b) effective upon Licensee’s exercise of the Commercial Option for a Target pursuant to Section 4 and payment of the applicable Commercial Option Exercise Fee, (i) to make, have made and use the applicable Selected Antibodies for the purpose of researching, developing, making, having made, using, selling, offering for sale, distributing, promoting, importing, or exporting only CAR Cells expressing such Selected Antibodies and CAR Products containing such CAR Cells in the Field, and (ii) to research, develop, make, have made, use, import and export CAR Cells expressing such Selected Antibodies and CAR Products containing such CAR Cells in the Field and to sell, offer for sale, distribute and promote such CAR Products in the Field. For clarity, the foregoing license is to the TeneoBio Technology only; to the extent the CAR Cells or CAR Products include or embody any other intellectual

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property or proprietary rights (the “Non-TeneoBio Rights”), TeneoBio is not granting any license in or to such Non-TeneoBio Rights. For clarity, any references to “Delivered Antibodies” and “Selected Antibodies” in this Section 5.2 include all modifications thereof included in the definition of “Antibody(ies)”. For the avoidance of doubt, the foregoing license does not grant Licensee the right to create products outside the Field that use, express or are based on the Selected Antibodies or Delivered Antibodies and Licensee shall not create or develop any such products using the Selected Antibodies or Delivered Antibodies. All products created in violation of the foregoing sentence shall be owned by TeneoBio and Licensee hereby assigns (and causes and will cause all Third Parties to assign) all right, title and interest in and to such products to TeneoBio.

5.3 Ownership, Development and Commercialization of CAR Products. As between the parties, subject to the rights and licenses set forth herein, Licensee owns any CAR Cells derived from or containing any Selected Antibody and any CAR Products derived from such Selected Antibody or containing such CAR Cells. As between the parties, Licensee shall have the sole right and responsibility to research, develop, make, have made, and commercialize the CAR Products, and as between the parties, shall be responsible for all marketing, regulatory and development costs directed towards obtaining Regulatory Approval and selling CAR Products. Licensee shall use Commercially Reasonable Efforts to commercialize at least one CAR Product in the Field.

5.4 Reservation of Rights. Except for the rights specifically and unambiguously granted in this Agreement, no right or license is granted or implied. For the avoidance of doubt, TeneoBio does not grant any rights in UniRat to Licensee. Except as provided in Sections 2.5 and 3, nothing herein shall be construed to limit or restrict, in any manner, TeneoBio’s ability to use and exploit, or allow any Person to use or exploit, UniRat organisms and/or any materials derived or developed therefrom (including antibodies or pharmaceutical products) outside the scope of this Agreement. Without limiting the foregoing, Licensee understands and agrees that TeneoBio may perform (or may have performed) immunization services for its Affiliates or Third Parties (and/or may allow its Affiliates or Third Parties to perform or may have allowed its Affiliates or Third Parties to perform immunization services) with respect to individual Targets, other targets, and/or antibodies provided or designated by TeneoBio or such Affiliates or Third Parties, (i) where TeneoBio may not know the identity of such targets at the time of immunization, or (ii) which may produce (or may have produced) similar antibodies to the Antibodies (including the Selected Antibodies). The foregoing, and any use and exploitation of such antibodies, shall not be deemed a breach of this Agreement, including without limitation any warranty made by TeneoBio hereunder, so long as TeneoBio complies with Section 2.5 and does not breach Section 3. Without limiting the foregoing, if TeneoBio conducts immunization services without knowing the identity of the applicable target, TeneoBio shall not grant any rights to any resulting antibodies or any modifications or derivatives thereof, […***…], without first determining the identity of such target and confirming that such target is not a Target subject to Target Exclusivity.

5.5 Patent Prosecution.

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(a) Prior to Licensee’s exercise of the Commercial Option for a Target, TeneoBio shall have the exclusive right to, and, until expiration of such Commercial Option, shall use reasonable efforts to prosecute and maintain all TeneoBio Patents covering the applicable Selected Antibodies. In furtherance of the foregoing, TeneoBio shall be deemed the Controlling Party and Licensee the Advising Party for the purposes of Section 5.5(e) below.

(b) Upon Licensee’s exercise of the Commercial Option for a Target, Licensee shall have the exclusive right to prosecute and maintain the TeneoBio Patents claiming or disclosing the applicable Selected Antibodies that are licensed to Licensee pursuant to Section 5.2; provided that all such TeneoBio Patents shall continue to be owned by TeneoBio. In furtherance of the foregoing, Licensee shall be deemed the Controlling Party and TeneoBio the Advising Party for the purposes of Section 5.5(e) below. As between the Parties, Licensee will have the sole right to file, prosecute, maintain, defend and enforce patent applications and patents covering CAR Cells derived from or containing any Selected Antibody that is licensed to Licensee pursuant to Section 5.2 and CAR Products containing such CAR Cells. Notwithstanding anything to the contrary, Licensee shall not file a TeneoBio Patent claiming or disclosing a Selected Antibody directed to a Blind Target or covering a CAR Cell derived from or containing a Selected Antibody directed to a Blind Target or CAR Product containing such CAR Cell until at least […***…] months after Licensee provides TeneoBio notice disclosing the identity of the Blind Target to which such Selected Antibody is directed. For the avoidance of doubt, Licensee shall have no right to file any patent application claiming or disclosing a Delivered Antibody that is not a Selected Antibody licensed to Licensee pursuant to Section 5.2. In the event Licensee files a patent application in violation of this Section 5.5(b) (including, without limitation, filing a TeneoBio Patent in Licensee’s name (i.e., with Licensee as assignee or owner), filing a patent application claiming or disclosing a Selected Antibody directed toward a Blind Target without identifying the applicable Blind Target at least […***…] months in advance, or filing a patent application disclosing or claiming a Delivered Antibody), TeneoBio shall own all right, title and interest in and to such patents. Licensee hereby makes all assignments necessary to accomplish the foregoing ownership with respect to such patents. For clarity, notwithstanding the foregoing in this Section 5.5(b), Licensee will not be in breach of this Section 5.5(b) if TeneoBio files a TeneoBio Patent claiming both a Selected Antibody and a Delivered Antibody that is not a Selected Antibody that are both directed to a Poseida Selected Target and Licensee continues prosecuting such TeneoBio Patent in accordance with this Section 5.5(b) (including by filing and prosecuting patent applications claiming priority thereto) after exercising the applicable Commercial Option; provided that the Parties shall use reasonable efforts to file separate patent applications claiming Selected Antibodies and Delivered Antibodies that are not Selected Antibodies; and further provided that the foregoing exception shall not apply to TeneoBio Patents claiming Selected Antibodies and Delivered Antibodies directed to a TeneoBio Internal Target.

(c) In the event Licensee decides to not pursue prosecution or maintenance of any TeneoBio Patent licensed hereunder, Licensee shall provide TeneoBio prior notice of such a decision promptly after it makes such decision, but in any event at least […***…] days in advance of the first date that any potential loss of rights in said TeneoBio Patent could occur (regardless of whether Licensee provides the foregoing notice to TeneoBio, any such TeneoBio Patent for which Licensee elects not to pursue prosecution or maintenance shall be referred to as an “Abandoned Patent Right”). Upon notification that TeneoBio would like to

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continue prosecution of an Abandoned Patent Right, Licensee shall transfer, […***…], the relevant files and authority to TeneoBio to enable TeneoBio to prosecute said Abandoned Patent Right.

(d) Notwithstanding anything to the contrary, upon expiration of the applicable Commercial Option for a Target, TeneoBio shall continue to have the exclusive right to prosecute and maintain the applicable TeneoBio Patents (and during which time TeneoBio shall be deemed the Controlling Party and Licensee the Advising Party), but shall have no obligation to do so.

(e) The “Controlling Party” is the party with the right to prosecute and maintain the applicable TeneoBio Patents and the other party shall be deemed the “Advising Party.” All Third Party costs and expenses incurred in connection with such filing, prosecution and maintenance activities of the TeneoBio Patents shall be borne by the Controlling Party. At Controlling Party’s reasonable request, the Advising Party shall cooperate with the Controlling Party in its prosecution of any TeneoBio Patent claiming or disclosing the applicable Selected Antibodies, including by providing the Controlling Party with data and other information as appropriate and executing all necessary affidavits, assignments and other paperwork. The Controlling Party shall provide the Advising Party with drafts of all TeneoBio Patents claiming or disclosing the Selected Antibodies within a reasonable time prior to filing or submission of such drafts, for the Advising Party’s review and comment. The Controlling Party shall take into consideration the Advising Party’s reasonable comments prior to submitting such filings to the extent such comments are timely provided and it is practicable to do so. The Controlling Party shall also provide the Advising Party with copies of all correspondence with patent authorities regarding the applicable TeneoBio Patents. If there is a disagreement between the parties with respect to the prosecution of TeneoBio Patents claiming or disclosing the Selected Antibodies, then the Controlling Party shall have the right to make the final decision; provided, however, that any such decision with respect to prosecution of TeneoBio Patents claiming or disclosing Selected Antibodies does not materially adversely affect the Advising Party’s interest in any TeneoBio Patents (and in addition, the parties agree to discuss in good faith any Patent that the Advising Party reasonably believes may be materially adversely affected by such decision).

5.6 Patent Enforcement.

(a) If either party becomes aware of any (i) infringement, anywhere in the world, of any TeneoBio Patent on account of a Third Party’s manufacture, use or sale of a CAR Product in the Field, including any BLA filed by a Third Party for a product that names a CAR Product as a reference product (or similar filing in a country other than the U.S.) or (ii) declaratory judgment action by a Third Party conducting any such manufacture, use or sale in the Field that alleges the invalidity, unenforceability or non-infringement of a TeneoBio Patent (collectively (i) and (ii), a “Product Infringement”), such party shall promptly notify the other party in writing to that effect.

(b) During the period commencing on Licensee’s exercise of the applicable Commercial Option until the termination of such license as provided herein (the “Enforcement Rights Period”), Licensee shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend

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against, any Product Infringement concerning a TeneoBio Patent covering a Selected Antibody for which Licensee has exercised its Commercial Option, […***…]; provided that, (i) for clarity, Licensee shall have no right to enforce the TeneoBio Patents, or take any other action in connection with the infringement thereof, outside of the Field, and (ii) Licensee shall not settle any suit or action in a manner that would negatively impact the TeneoBio Patents without TeneoBio’s prior written consent, which shall not be unreasonably withheld. If Licensee does not, within […***…] days after its receipt or delivery of notice under Section 5.6(a), commence a suit to enforce the applicable TeneoBio Patents in the Field, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then TeneoBio shall have the right, but not the obligation, to commence any suit or take any action against, or defend against, such Product Infringement at its own cost and expense. In such event, Licensee shall take appropriate actions in order to enable TeneoBio to commence a suit or take the actions set forth in the preceding sentence. TeneoBio shall not settle any such suit or action in any manner that would negatively impact the TeneoBio Patents or that would limit or restrict the ability of Licensee to sell CAR Products anywhere in the world without the prior written consent of Licensee, which shall not be unreasonably withheld. Each party shall have the right, […***…], to be represented in any such suit by counsel of its own choice.

(c) Each party shall cooperate with and provide to the party enforcing any such rights under Section 5.6(b) reasonable assistance in such enforcement, at such enforcing party’s request and expense. TeneoBio further agrees to join, at Licensee’s expense, any such action brought by Licensee under Section 5.6(b) as a party plaintiff if required by applicable law to pursue such action. The enforcing party under Section 5.6(b) shall keep the other party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other party’s comments on any such efforts.

(d) The party bringing or defending a claim, suit or action under Section 5.6(b) shall be solely responsible for any expenses incurred by such party as a result of such claim, suit or action. If such party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: (i) if […***…] is the enforcing or defending party, the remaining amounts will be retained by […***…], and (ii) if […***…] is the enforcing or defending party, the remaining amounts will be allocated […***…] to TeneoBio and […***…] to Licensee.

5.7 Reversion of Rights. With respect to each Reverted Antibody, (a) all rights granted thereunder by TeneoBio to Licensee pursuant to this Agreement (including rights to use, exploit, prosecute, maintain, and/or enforce any TeneoBio Patents to the extent such patents claim such Reverted Antibody) shall terminate upon the applicable Selected Antibody becoming a Reverted Antibody hereunder, (b) if the Reverted Antibody is directed to a TeneoBio Internal Target, then Licensee shall and hereby does assign (and will cause all of its sublicensees to assign, if applicable) to TeneoBio all right, title and interest in all information and materials, including, without limitation, any patents and patent applications owned by Licensee and/or its

***Certain Confidential Information Omitted

Sublicensees, that are related solely to such Reverted Antibody (and not to any other molecule or gene or to any CAR Product), and (c) if the Reverted Antibody is directed to a TeneoBio Internal Target, then Licensee hereby grants (and will cause all of its Sublicensees to grant, if applicable), effective upon the applicable Selected Antibody becoming a Reverted Antibody, a non-exclusive, perpetual, sublicensable (through multiple tiers), irrevocable, worldwide, royalty-bearing license to use and fully exploit any information, materials, and patents owned or controlled by Licensee that are related specifically to such Reverted Antibody, including, without limitation, any patents related specifically to such Reverted Antibody that are not assigned in subsection (b), except to the extent such information, materials and patents relate solely to another molecule or gene or to any CAR Product. Licensee agrees to execute and deliver any instruments and take any further actions as TeneoBio from time to time may reasonably request, in order to perfect, obtain, maintain, enforce and defend any of TeneoBio’s rights in such Reverted Antibodies. For clarity, and notwithstanding anything to the contrary, upon a Selected Antibody becoming a Reverted Antibody hereunder, (i) TeneoBio shall have no obligation to prosecute or maintain any TeneoBio Patents covering such Reverted Antibody and not also covering a Selected Antibody, and/or permit Licensee to advise on or control the prosecution or maintenance of such TeneoBio Patents or otherwise provide Licensee any information rights in connection therewith, and (ii) such Reverted Antibodies and all information and materials relating solely thereto (and not to any other molecule or gene or to any CAR Product) shall be TeneoBio’s Confidential Information, deemed disclosed by TeneoBio, and to which exceptions 7.3(b) and (d) do not apply.

6. Financial Terms.

6.1 Upfront Fee. Licensee will pay TeneoBio the upfront technology access and research license fee of four million U.S. dollars ($4,000,000) (the “Upfront Fee”) on the Effective Date.

6.2 Target Exclusivity Fee. Upon Licensee’s exercise of the Target Exclusivity Option for each specific Poseida Selected Target, Licensee shall make an initial payment of […***…] to TeneoBio for such Poseida Selected Target, and if Licensee desires to continue Target Exclusivity for any such Poseida Selected Target, shall pay an additional […***…] for each such Target upon each […***…] thereafter (collectively, the “Target Exclusivity Fees”). For clarity, if Licensee fails to pay any Target Exclusivity Fee when due, the applicable Target Exclusivity shall automatically expire (which expiration shall be TeneoBio’s sole remedy, and Licensee’s sole liability, for such failure).

6.3 Commercial Option Fee. Upon Licensee’s exercise of its Commercial Option for a Target, Licensee shall pay TeneoBio the following “Commercial Option Exercise Fee”: (a) for a Poseida Selected Target, the fee shall be […***…], and (b) for a TeneoBio Internal Target, the fee shall be […***…].

6.4 Milestones. Licensee shall pay the following milestone payments to TeneoBio one time for the first CAR Product directed to a particular Poseida Selected Target or

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TeneoBio Internal Target (each, a “Program Target”) or a combination of Program Targets, upon the first achievement of the applicable milestone event by such CAR Product:

(a) […***…] upon the first administration of such CAR Product to the fourth human subject in a Phase I Trial.

(b) […***…] upon the first administration of such CAR Product to a human subject in a Phase II Trial.

(c) […***…] upon the first administration of such CAR Product to a human subject in a Phase III Trial.

(d) […***…] upon the first Regulatory Approval of such CAR Product in the first major market country in which such approval is received, where the major market countries are the […***…].

Milestone payments shall be payable regardless of whether the applicable milestone event was achieved by Licensee, an Affiliate, or a Sublicensee. Each milestone payment will be payable one time only per Program Target or combination of Program Targets, regardless of the number of times the milestone event is achieved by a CAR Product directed to such Program Target. For example, if a CAR Product directed toward a particular Program Target achieves a milestone event, the applicable milestone payment is paid, development of such CAR Product is subsequently terminated, and a new CAR Product directed toward such Program Target (e.g., with a different Selected Antibody) is developed and achieves the same milestone event, then no milestone payment will be due.

For clarity, if a CAR Product contains Selected Antibodies directed to two or more different Program Targets, then at most one milestone payment will be due for the achievement by such CAR Product of a milestone event. For purposes of this Section 6.4, combinations of Program Targets will be considered a different Program Target from the individual Program Targets in such combination. For example, if a milestone event is achieved by a CAR Product containing a CAR Cell that expresses a Selected Antibody directed toward Program Target A and Program Target B, and a milestone event is subsequently achieved by a CAR Product containing a CAR Cell that expresses a Selected Antibody directed toward Program Target A but not Program Target B, then a separate milestone payment will be due.

Licensee shall pay each milestone payment to TeneoBio within […***…] days after the achievement of the corresponding milestone event. If a milestone event is achieved by a CAR Product directed toward a particular Program Target or Program Target combination and payment with respect to any previous milestone event has not been made with respect to any CAR Product directed toward such Program Target or Program Target combination, then such previous milestone event shall be deemed achieved for such Program Target or Program Target combination, and Licensee shall pay TeneoBio such unpaid previous milestone payment simultaneously with the milestone payment for the milestone event that was achieved. All milestone payments shall be accompanied by a summary report regarding the development

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activities that occurred with respect to the achievement of the applicable milestone event, subject to any confidentiality obligations of Licensee.

6.5 Royalty on Net Sales. Licensee shall pay to TeneoBio a royalty of […***…] of Net Sales of all CAR Products during the applicable Royalty Term for each such CAR Product and country. Within […***…] days after the end of the first calendar quarter during which the First Commercial Sale of such CAR Product occurs, and within […***…] days after the end of each calendar quarter thereafter, Licensee shall deliver to TeneoBio, together with the applicable royalty payment due, a written report, on a country-by-country basis, of gross amounts invoiced, Net Sales and royalties payable for such CAR Product for such calendar quarter, including identification of each Selling Party, and showing Permitted Deductions taken.

6.6 Royalty Rate Reduction. On a CAR Product-by-CAR Product and country-by-country basis, the royalty rate specified in Section 6.5 above shall be reduced by […***…] with respect to Net Sales of a CAR Product in the event that when such CAR Product is sold, there is no Valid Claim, in the applicable country where such CAR Product is sold, claiming the composition of matter of any Selected Antibody in such CAR Product and such CAR Product is not otherwise subject to regulatory exclusivity in such country.

6.7 Records.

(a) Maintenance. Licensee shall keep (and shall use reasonable efforts to cause its Affiliates and each of its and their Sublicensees to keep) complete and accurate books and records pertaining to each such party’s achievement of milestone events and sale of CAR Products for a period of at least […***…] years after the relevant royalty or milestone payment is owed pursuant to this Agreement. The record-keeping obligations and inspection rights in this Section 6.6 shall supplement, and not replace or supersede, any similar rights or obligations hereunder.

(b) Annual Report. With respect to each Target, within […***…] days after each anniversary of the Effective Date prior to First Commercial Sale of any CAR Product directed toward such Target, Licensee shall deliver to TeneoBio a written report summarizing the progress of Licensee’s (and its Affiliates’ and, subject to any confidentiality obligations, Sublicensees’, and any relevant Third Parties’) research and development activities related to CAR Products directed toward such Target, and the Selected Antibodies and CAR Cells relevant to such CAR Products, during the previous […***…] month period.

(c) Records Examination. Licensee shall permit its books and records to be examined by an independent, nationally-recognized certified public accountant engaged by TeneoBio and reasonably acceptable to Licensee, upon reasonable notice during normal business hours, provided such examination is requested in writing at least […***…] business days in advance, solely for the purpose of verifying the accuracy of royalty and milestone reports and payments under Sections 6.4 and 6.5. Such examination may not be more frequent than […***…] per calendar year and may not include any books and records that were previously accessed under this Section 6.7(c), unless an examination reveals underpayment hereunder (in which case such previously accessed books and records shall again be subject to examination). Such accountant shall execute a confidentiality agreement with Licensee in customary form and shall only

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disclose to TeneoBio whether Licensee paid TeneoBio the correct amounts under Sections 6.4 and 6.5 during the audited period and if not, any information necessary to explain the source of the discrepancy. Such examination is to be made at the expense of TeneoBio, except in the event that the results of the examination reveal an underpayment by Licensee of […***…] or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to TeneoBio, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, Licensee shall pay TeneoBio such deficiency within […***…] days after Licensee’s receipt of a written report thereof, including interest thereon at the rate set forth in Section 6.10, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination. The results of any such examination shall be Licensee’s Confidential Information. Licensee shall use reasonable efforts to require its Affiliates and both its and their Sublicensees to afford TeneoBio the same rights as those granted TeneoBio in this Section 6.6(c).

6.8 Method of Payment. All payments due to TeneoBio under this Agreement shall be paid in United States Dollars by wire transfer to a bank in the U.S. designated in writing by TeneoBio. All references to “dollars” or “$” herein shall refer to United States Dollars. All amounts paid hereunder are non-refundable and non-creditable.

6.9 Taxes. Any amounts payable by Licensee to TeneoBio hereunder are exclusive of any and all applicable sales, use, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”), except for withholding taxes as set forth below. Each party shall be responsible for its own income taxes. Any withholding of taxes levied by tax authorities on the payments made by Licensee hereunder shall be borne by TeneoBio and deducted by Licensee, from the sums otherwise payable by it hereunder, and Licensee shall pay any such amounts Licensee is required by law to withhold to the proper tax authorities on behalf of TeneoBio. Licensee shall use reasonable efforts to notify TeneoBio of any such withholding so that TeneoBio may take lawful actions to reduce or eliminate such withholding; provided that the foregoing shall not restrict Licensee from timely withholding as required under applicable law. Licensee shall transmit to TeneoBio an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant tax authority of all amounts deducted and withheld sufficient to enable TeneoBio to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Licensee agrees to cooperate with TeneoBio in the event TeneoBio claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force and to cooperate with TeneoBio to minimize the amounts required to be withheld or deducted.

6.10 Late Payments. Any amount owed by Licensee to TeneoBio under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) […***…] per month, or (b) the highest rate permitted under applicable law.

7. Confidentiality.

7.1 Definition. “Confidential Information” of the disclosing party means proprietary information, materials, and data of a financial, commercial, business or technical nature that the disclosing party (the “Disclosing Party”) has supplied or otherwise made available

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to the other party hereunder (the “Receiving Party”). The terms of this Agreement shall be deemed the Confidential Information of both parties and, except as provided in this Agreement, may not be disclosed by either party without the other party’s prior written consent. For clarity, the sequences of all Delivered Antibodies (including Selected Antibodies) are TeneoBio’s Confidential Information, and all information about the CAR Products developed by or on behalf of Licensee are Licensee’s Confidential Information (subject to the foregoing restriction regarding Selected Antibodies, but including Licensee’s selection of Selected Antibodies).

7.2 Obligations. The Receiving Party shall protect all Confidential Information against unauthorized disclosure to Affiliates and Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall not use the Confidential Information except as necessary to exercise its rights and fulfill its obligations under this Agreement. The Receiving Party may disclose the Confidential Information only to its and its Affiliates’ respective directors, officers, employees, subcontractors, Sublicensees (in the case of Licensee as Receiving Party), consultants, contractors, attorneys, advisory boards, non-clinical and clinical investigators, accountants, and banks (collectively, “Recipients”), who have a need-to-know such information in order for Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided that the Receiving Party shall hold all Recipients to written obligations of confidentiality with terms and conditions at least as protective of the Confidential Information as those set forth in this Agreement (or in the case of attorneys and accountants, to obligations of nondisclosure and nonuse pursuant to the applicable rules of the profession), and Licensee may disclose the sequences of Selected Antibodies and related Confidential Information of TeneoBio in its patent or regulatory filings covering CAR Products. Receiving Party shall be liable for any breach of such written obligations or this Section 7 by its Recipients. Either party may disclose the terms and existence of this Agreement without the other party’s consent to its potential investors and acquirers, and in the case of Licensee to its potential Sublicensees and collaborators, on a confidential basis in connection with a potential investment, merger or acquisition, collaboration or license (as applicable) under appropriate confidentiality restrictions.

7.3 Exceptions. The obligations under this Section 7 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no breach of this Agreement by the Receiving Party or any Recipients to whom it disclosed such information;

(b) was rightfully known by, or was otherwise in the rightful possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

(c) is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party; or

(d) is independently developed by or on behalf of the Receiving Party, as evidenced by its written records, without use of, reliance upon or access to the Disclosing Party’s Confidential Information.

7.4 Disclosure Pursuant to Law or Order. Receiving Party may disclose Confidential Information that it is required to disclose under applicable laws or a court order, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or uses reasonable efforts to secure confidential treatment for, such required disclosure and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose.

8. Representations and Warranties; Disclaimer.

8.1 Representations and Warranties of Each Party. Each party represents and warrants to the other party that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by applicable law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such party in connection with the execution and delivery of this Agreement have been obtained;

(e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any applicable law; and

(f) it shall comply with all applicable laws in connection with this Agreement.

8.2 Representations and Warranties of TeneoBio. TeneoBio represents and warrants to Licensee that, as of the Effective Date and as of the date of Licensee’s exercise of each Commercial Option (the “Option Exercise Date” for all Selected Antibodies directed toward the applicable Target):

(a) there are no existing Third Party rights that would prevent TeneoBio from granting Licensee the licenses granted hereunder, and TeneoBio has the right to grant the licenses purported to be granted under this Agreement;

(b) TeneoBio is the sole owner of the entire right, title and interest in and to all TeneoBio Patents, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind (except for those granted to Licensee herein);

(c) Exhibit A is an accurate listing by owner, inventor(s), serial number, filing date, country, and status of all patents and published patent applications as of the Effective Date and the applicable Option Exercise Date within the TeneoBio Technology;

(d) as of the Effective Date and the applicable Option Exercise Date, TeneoBio has not received any notice or, to its knowledge, threat from any Third Party asserting or alleging, nor does TeneoBio have any knowledge of any basis for any assertion or allegation, that any generation, research, manufacture or development of Delivered Antibodies by TeneoBio prior to the Effective Date and the Option Exercise Date infringed or misappropriated or would infringe or misappropriate the intellectual property rights of such Third Party, or that the generation of Delivered Antibodies by TeneoBio under this Agreement will infringe or misappropriate the intellectual property rights of such Third Party;

(e) to TeneoBio’s knowledge as of the Effective Date and the applicable Option Exercise Date, (i) the manufacture, development and commercialization of the Selected Antibodies as part of a CAR Product in the Field will not infringe or misappropriate any intellectual property rights of a Third Party, and (ii) there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the manufacture, development or commercialization of the Selected Antibodies as part of a CAR Product in the Field; and

(f) to TeneoBio’s knowledge as of the Effective Date and the applicable Option Exercise Date, no Third Party is infringing or has infringed any TeneoBio Patents or has misappropriated any know-how in the TeneoBio Technology owned by TeneoBio related to the Delivered Antibodies.

8.3 Upstream Agreements. TeneoBio will maintain all agreements necessary to permit TeneoBio to make the representations in Section 8.2(a) and TeneoBio will notify Licensee if it reasonably believes that any such agreement may be terminated.

8.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 8, (A) NEITHER TENEOBIO NOR ITS LICENSORS OF UNIRAT TECHNOLOGY NOR LICENSEE MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, (B) TENEOBIO, FOR ITSELF AND SUCH LICENSORS, AND LICENSEE EACH DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE DELIVERED ANTIBODIES OR ANY OTHER SUBJECT MATTER HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY,

TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.2, TENEOBIO MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL SELECTED ANTIBODIES AND CAR PRODUCTS, INCLUDING WHETHER SUCH SELECTED ANTIBODIES AND CAR PRODUCTS INFRINGE ANY THIRD PARTY RIGHTS.

9. Indemnification.

9.1 Indemnification of Licensee. Subject to Section 9.3 below, TeneoBio agrees to indemnify, hold harmless and defend Licensee, its Affiliates and their respective directors, officers, employees and agents (each, a “Licensee Indemnitee”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) payable to unaffiliated Third Parties, incurred by Licensee Indemnitees in connection with any and all suits, investigations, claims or demands of a Third Party (collectively, “Third Party Claims”) (A) alleging the use by TeneoBio of UniRat to generate the Antibodies infringed or misappropriated such Third Party’s intellectual property rights, (B) to the extent arising out of the breach by TeneoBio of any of its representations, warranties or covenants set forth in this Agreement or (C) to the extent arising out of the gross negligence or willful misconduct of any TeneoBio Indemnitee. Notwithstanding anything to the contrary herein, in no event shall TeneoBio be obligated to indemnify Licensee Indemnitees for any Third Party Claims to the extent such Third Party Claims would be subject to indemnification by Licensee pursuant to Section 9.2(b) or (c).

9.2 Indemnification of TeneoBio. Subject to Section 9.3 below, Licensee agrees to indemnify, hold harmless and defend TeneoBio, its Affiliates and their respective directors, officers, licensors of UniRat intellectual property, employees and agents (each, a “TeneoBio Indemnitee”) from and against all Losses payable to unaffiliated Third Parties incurred by TeneoBio Indemnitees in connection with Third Party Claims to the extent arising out of (a) the production, use, marketing, or sale of Selected Antibodies, CAR Cells, or CAR Products by Licensee or its Affiliate or Sublicensee, or any process or service conducted by Licensee or its Affiliate or Sublicensee in connection with the exploitation of Selected Antibodies, CAR Cells, or CAR Products, (b) the breach by Licensee of any of its representations, warranties or covenants set forth in this Agreement or (c) the gross negligence or willful misconduct of any Licensee Indemnitee. Notwithstanding anything to the contrary herein, in no event shall Licensee be obligated to indemnify TeneoBio Indemnitees for any Third Party Claims to the extent such Third Party Claims would be subject to indemnification by TeneoBio pursuant to Section 9.1(A), (B) or (C).

9.3 Indemnification Procedure. All indemnification claims provided for in Sections 9.1 and 9.2 shall be made solely by such party to this Agreement seeking indemnification hereunder (the “Indemnified Party”). The Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) of any Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim, and permit the Indemnifying Party to solely control the defense and settlement of the Third Party Claim, provided that the Indemnifying Party shall not settle the Third Party Claim without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the settlement involves only the payment of money damages.

10. Term and Termination.

10.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last-to-expire Valid Claim of the TeneoBio Technology in all countries, unless terminated earlier as provided herein (the “Term”). Upon expiration of a Royalty Term in a particular country for a particular CAR Product, the licenses granted by TeneoBio to Licensee under Section 5.2 with respect to such country and CAR Product shall become fully-paid, royalty free, perpetual and irrevocable.

10.2 Termination for Convenience. Licensee may terminate this Agreement with respect to one or more Targets at any time upon sixty (60) days prior written notice to TeneoBio.

10.3 Termination for Breach. Either party may terminate this Agreement upon a material breach of this Agreement by the other party by providing ninety (90) days prior written notice to the other party (“Notice Period”); provided that if the breach relates only to one or more, but not all, Poseida Selected Targets or TeneoBio Internal Targets, then such party may terminate this Agreement only with respect to the Target(s) to which the breach relates. The termination shall become effective at the end of the Notice Period unless the breaching party cures such breach during such Notice Period; provided that (a) if such breach is curable but is not reasonably capable of cure within the Notice Period, the breaching party may submit a reasonable cure plan prior to the end of the Notice Period, in which case the other party shall not have the right to terminate this Agreement for so long as the breaching party is using diligent efforts to implement such cure plan, and (b) if Licensee disputes a material breach in writing within such Notice Period, TeneoBio shall not have the right to terminate this Agreement unless and until a final determination is made, in an arbitration under Section 12.8 below, that such material breach was committed, and Licensee fails to cure such default or material breach within ninety (90) days after such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the parties shall continue to perform all of their respective obligations hereunder. In addition to the foregoing, TeneoBio shall have the right to terminate this Agreement with respect to a Selected Antibody upon written notice to Licensee if Licensee seeks Regulatory Approval of or sells such Selected Antibody outside the Field, or otherwise pursues any commercial application of such Selected Antibody or any CAR Product or CAR Cell that expresses such Selected Antibody outside the Field (including the sale and marketing of Selected Antibodies as part of a kit or biomarker that is sold for research use only).

10.4 Termination for Insolvency. Either party may terminate this Agreement immediately if the other party files in any court or agency pursuant to any statute or regulation of any state, county or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if such other party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if such other party shall propose to be a party to any dissolution or liquidation, or if such other party shall make an assignment for the benefit of its creditors.

10.5 IP Challenge. If Licensee directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any TeneoBio Patents and Licensee does not withdraw such challenge within […***…] days after written notice from TeneoBio requesting such withdrawal, then the royalties payable under Section 6.5 will be increased by […***…] during the pendency of such proceeding; provided that this provision shall not apply to a challenge raised as a defense against a claim, action or proceeding asserted by TeneoBio or its Affiliates or licensees against Licensee or its Affiliates or Sublicensees; and provided further that this provision shall not apply to the extent such a provision is prohibited by applicable law.

10.6 Automatic Termination. This Agreement will automatically terminate with respect to a Target upon expiration of the Commercial Option for such Target without Licensee’s exercise thereof.

10.7 Effect of Expiration or Termination.

(a) Upon termination of this Agreement in its entirety for any reason, the following provisions shall survive: Sections 5.1, 5.4, 5.7, 6 (solely with respect to amounts accrued prior to termination), 7, 8.4 (solely as it relates to ongoing rights and obligations of the parties following termination), and 9-12. Upon termination of this Agreement with respect to one or more Selected Antibodies for any reason, all rights and licenses granted hereunder with respect to such Selected Antibodies and related CAR Cells and CAR Products shall terminate, subject to the preceding sentence and each party shall properly destroy (and certify to the other party the destruction of) all such Selected Antibodies and related Confidential Information.

(b) Upon termination of this Agreement by TeneoBio with respect to one or more Selected Antibodies for which Licensee has exercised the Commercial Option, any sublicense granted by Licensee under this Agreement with respect to such Selected Antibodies or related CAR Cells and CAR Products will survive as a direct license between TeneoBio and such Sublicensee on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Licensee to such Sublicensee, provided that such Sublicensee is in compliance with the terms of the sublicense agreement and agrees to comply with all applicable terms of this Agreement (including, without limitation, the financial terms set forth in Section 6), and provided further that TeneoBio shall have no obligations under such sublicense agreement that are greater than its obligations set forth in Sections 2.5, 3 and 5-12 herein.

(c) Within […***…] days after the date of termination of this Agreement in its entirety, Licensee shall pay to TeneoBio all amounts that have accrued and are due hereunder on or prior to the date of termination. Upon termination of this Agreement in its entirety, each Receiving Party shall return to the other party or properly destroy (and certify destruction of) all Confidential Information of the other party, except that each Receiving Party may keep one copy of the other party’s Confidential Information for archival purposes only, subject to continuing confidentiality and non-use obligations.

***Certain Confidential Information Omitted

11. Limitation of Liability. Other than indemnification obligations under Section 9 and damages available for breach of Section 5 or 7, in no event shall either party or its directors, officers, employees, consultants and agents (collectively, its “Agents”), be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits to the other party or its Agents regardless of legal theory. The above limitations on liability apply even though such party may have been advised of the possibility of such damage. Licensee shall not, and shall require that its licensees of CAR Products do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of TeneoBio or its Agents that are inconsistent with any disclaimer or limitation in Section 8.4 or this Section 11.

12. General Provisions.

12.1 Relationship of the Parties. The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party shall be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

12.2 Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that each party may assign this Agreement without such consent to a successor to all or substantially all of such party’s assets or business to which this Agreement relates, whether by merger, restructuring, asset sale or other change of control or otherwise.

12.3 Acquisition of TeneoBio. Notwithstanding any other provision of this Agreement, in the event of an Acquisition (as defined below) of TeneoBio, (i) such Acquisition shall not provide Licensee (or its Affiliates or Sublicensees) with a license, rights or access to: (a) any intellectual property rights or subject matter that was owned or controlled, prior to such Acquisition, by the acquiring entity or any affiliate of such acquirer prior to such Acquisition (collectively, the “Acquiring Entities”), nor (b) any intellectual property rights or subject matter that such Acquiring Entities subsequently develop or acquire independently of the activities under this Agreement and without use of the TeneoBio Technology and without breach by TeneoBio of an obligation owed to Licensee hereunder, and (ii) any intellectual property rights or subject matter of the Acquiring Entity that are within the scope of the descriptions in subsection (i) above, will not increase, decrease or modify the scope of TeneoBio Technology, nor will such be deemed to be or treated as co-mingled with TeneoBio Technology. In addition, Section 3.1 will not apply to any cell therapy products of such Acquiring Entities in existence and in the possession of the Acquiring Entities prior to the closing of the Acquisition or arising through the Acquiring Entities’ activities thereafter, provided that such products are developed without the use of TeneoBio Technology. For purposes of this Section 12.3, “Acquisition” shall mean: (1) a merger involving TeneoBio in which the shareholders of TeneoBio immediately prior to such merger cease to control TeneoBio after such merger; (2) a sale of all or substantially all of the assets of TeneoBio to an acquiring entity; or (3) a sale of a controlling interest of TeneoBio to an acquiring entity.

12.4 Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified mail, postage prepaid, or sent by reputable courier, to the address of that party as set forth on the first page of this Agreement and in the case of Licensee to the attention of Mark Gergen, CBO and CFO, and in the case of TeneoBio to the attention of Wim vanSchooten, Chief Scientific Officer; or such other address as is provided by that party to the other upon ten (10) days written notice. Notices will be deemed given upon receipt.

12.5 Force Majeure. Except for payment obligations, a party shall not be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion or acts of God. The non-performing party shall provide reasonable notice of any force majeure event to the other party and shall use commercially reasonable efforts to overcome such event.

12.6 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, power, or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties.

12.7 Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.8 Governing Law; Arbitration. This Agreement shall be governed by and construed pursuant to the laws of the State of California without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. All disputes hereunder shall first be submitted to the Chief Executive Officer of Licensee and the Chief Executive Officer of TeneoBio for resolution. If such executive officers are unable to resolve such dispute within […***…] business days after the matter is submitted to them, then either party may submit the dispute to binding arbitration using the English language in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect (the “Rules”), by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract and intellectual property disputes, who will be selected from the appropriate list of JAMS arbitrators in accordance with the Rules. The arbitration will be held in San Francisco, California (if initiated by Licensee) or San Diego, California (if initiated by TeneoBio). Notwithstanding anything to the contrary in this Agreement, either party may pursue injunctive or other equitable relief at any time in any court of competent jurisdiction.

***Certain Confidential Information Omitted

12.9 Publicity. At a mutually agreed time after the Effective Date, the parties may announce the existence of this Agreement, by issuing a press release in the form attached hereto as Exhibit D (“Initial Release”). Subject to the foregoing, neither party may, without the prior written consent of the other party, issue any press release or make any other public announcement concerning the existence of this Agreement or its terms and conditions, or otherwise use the other party’s name(s), mark(s), and/or logo(s), such consent not to be unreasonably withheld; except that either party may subsequently publicly disclose any information contained in any release so consented to (including the Initial Release), provided that it remains accurate at such time. Notwithstanding the foregoing, each party shall have the right to issue a press release or make a public announcement as required by law (including regulations applicable to the public sale of securities), shall provide the other party with such advance notice as it reasonably can, and shall consider any timely comments of the other party in good faith. Notwithstanding anything to the contrary herein, Licensee shall have the right to issue press releases and public announcements, as well as publications and presentations, in connection with the development, manufacture and commercialization of CAR Products without TeneoBio’s prior written consent, provided it does not use TeneoBio’s Confidential Information or name, mark, or logo without TeneoBio’s prior written consent.

12.10 Equitable Relief. The parties acknowledge that money damages alone may not adequately compensate a party in the event of a breach by the other party of this Agreement and that, in addition to all other remedies available to a party at law or in equity, it shall be entitled to seek equitable relief (including injunction and specific performance) for the enforcement of its rights hereunder, without the requirement of posting a bond.

12.11 Entire Agreement. This Agreement is the complete and exclusive statement of the agreement and understanding of the parties and supersedes and cancels all previous written and oral agreements, understandings and communications relating to the subject matter of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

12.12 Headings. The headings to the sections in this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation. Any use of the term “including” shall mean “including without limitation.”

12.13 Counterparts. This Agreement may be executed and delivered in counterparts (facsimile and portable document format (.pdf)/electronic transmission included), each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

12.14 Rights in Bankruptcy. All licenses and other rights granted under or pursuant to this Agreement by TeneoBio are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Licensee, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed so as to be effective on the Effective Date.

TeneoBio, Inc.		Poseida Therapeutics, Inc.

By:	/s/ Roland Buelow	By:	/s/ Mark Gergen
Name:	Roland Buelow	Name:	Mark Gergen
Title:	Chief Executive Officer	Title:	Chief Business Officer and Chief Financial Officer

Confidential

Exhibits

Exhibit A	Patents and Published Patent Applications within the TeneoBio Technology as of the Effective Date
Exhibit B	Template Work Plan
Exhibit C	Criteria for Antibodies Directed to TeneoBio Internal Targets
Exhibit D	Form of Initial Release

Confidential

Exhibit A

[…***…]

***Certain Confidential Information Omitted

Confidential

Exhibit B

Work Plan

[…***…]

***Certain Confidential Information Omitted

Confidential

Exhibit C

Criteria for Antibodies Directed to TeneoBio Internal Targets

[…***…]

***Certain Confidential Information Omitted

Exhibit D

Form of Initial Release

Teneobio and Poseida Expand Their Partnership to Develop UniDabs™ for Advanced CAR-T Therapies

MENLO PARK, Calif., and SAN DIEGO — August 7, 2018 (GLOBE NEWSWIRE) — Teneobio, Inc., a next generation multi-specific antibody therapeutics company, and Poseida Therapeutics, Inc., a San Diego-based clinical-stage company translating best-in-class gene engineering technologies into lifesaving cell therapies, announced today a new research collaboration and licensing agreement to develop novel CAR-T therapies using Teneobio’s heavy chain only domain antibodies, (UniDabs™). Poseida will apply UniDab binders, which demonstrate significant advantages over traditional single chain variable antibody fragment (scFv) binders, to the development of its next generation CAR-T therapies.

The new collaboration follows a commercial license agreement between the companies that was announced in May of 2017. Under the terms of the new agreement, Teneobio will generate multiple UniDAb product candidates using its proprietary UniRat® transgenic human antibody ‘heavy-chain only’ rodent platform and its state-of-the-art sequence-based discovery engine, TeneoSeek. Poseida will have exclusive global licensing rights for the clinical development and commercialization of specific UniDabs for CAR-T therapies.

Teneobio Inc. will receive an upfront payment and is eligible to receive future research, development and regulatory milestone payments per UniDab candidate, with total potential earnings of over $250 million for CAR-T therapies developed by Poseida. Teneobio would also receive royalties on worldwide net sales of each CAR-T therapy.

“We are delighted to partner with Poseida and to help create the next generation of cell therapies,” said Roland Buelow, CEO of Teneobio. “Domain antibodies have been clinically validated as excellent targeting moieties in CAR-T cells. They confer robust in vivo specificity and efficacy. They are smaller in size, have greater humanicity, and superior developability relative to standard scFv’s. The use of UniDabs as binders in CAR-T products is predicted to result in a lack of tonic signalling and lower immunogenicity, thus solving some of the problems of the first-generation, scFv-based CAR-T therapies.”

Eric Ostertag, CEO of Poseida, noted, “Teneobio’s UniDab binders are an ideal match for Poseida’s novel and industry-leading CAR-T platform technologies. Poseida has demonstrated that UniDabs can be engineered to serve as binding molecules for our CAR-T therapeutics and oftentimes may function better than other binders for use in CAR-T products.”

“We are pleased to expand our existing partnership with Poseida, whose cutting-edge genetic engineering tools combined with our targeting UniDab candidates will enable the development of the next generation of superior CAR-T therapies to treat cancer. We believe that UniDabs provide differentiated advantages from other targeting moieties, and that their utility and reach will extend beyond antibody therapeutics to novel transformational cell therapy treatments,” added Omid Vafa, CBO of Teneobio.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is translating best-in-class gene engineering technologies into lifesaving cell therapies. The company is developing CAR-T cell immunotherapies for multiple myeloma, prostate and other cancer types, as well as gene therapies for orphan diseases. P-BCMA-101 is Poseida’s lead CAR-T therapy currently in Phase 1 clinical development for the treatment of multiple myeloma. Poseida has assembled a suite of industry-leading gene engineering technologies, including the piggyBac™ DNA Modification System, TAL-CLOVER™ and Cas-CLOVER™ site-specific nucleases, and Footprint-Free™ Gene Editing (FFGE). For more information, visit www.poseida.com.

About Teneobio, Inc.

Teneobio, Inc. is a biotechnology company developing a new class of biologics, Human Heavy-Chain Antibodies (UniAbs™), for the treatments of cancer, autoimmunity, and infectious diseases. Teneobio’s discovery platform, TeneoSeek, comprises genetically engineered animals (UniRat® and OmniFlic®), next-generation sequencing, bioinformatics and high-throughput vector assembly technologies. TeneoSeek rapidly identifies large numbers of unique binding molecules specific for therapeutic targets of interest. Versatile antibody variable domains (UniDabs™) derived from UniAbs™ can be assembled into multi-specific and multivalent therapeutic proteins, surpassing limitations of conventional antibody therapeutics. Teneobio’s “plug-and-play” T-cell engaging platform includes a diverse set of anti-CD3 antibodies for therapeutics with optimal efficacy and reduced toxicity. Teneobio plans to file its first IND on its lead program, TNB-383B (anti-BCMAxCD3) for the treatment of multiple myeloma in Q4 of 2018. The company has received funding from institutional investors, including Lightspeed Venture Partners and Sutter Hill Ventures. For more information, visit www.teneobio.com

Company Inquiries for Teneobio, Inc.

Omid Vafa, Chief Business Officer

ovafa@teneobio.com

Company Inquiries for Poseida Therapeutics:

Jason Spark

Canale Communications

jason@canalecomm.com